UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2018

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32583	13-3391527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Summerlin 1980 Festival Plaza Drive, Suite 680 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 221-7800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 19, 2018, Full House Resorts, Inc. (the "Company") entered into a letter agreement (the "Letter Agreement") with Union Gaming Securities LLC (the "Placement Agent") relating to the Company’s registered direct offering, issuance and sale (the "Offering") to certain investors (the "Purchasers") of up to 4,166,667 shares (the "Shares") of the Company’s common stock at a price of $3.00 per Share, for an aggregate purchase price of $12.5 million, on a "reasonable best efforts" basis. Pursuant to the terms of the Letter Agreement, upon the closing of the Offering, the Company has agreed to pay the Placement Agent a cash fee of $225,000, if the aggregate purchase price paid by the Purchasers is $10 million or less, or $250,000 if the aggregate purchase price paid by the Purchasers exceeds $10 million and to reimburse the Placement Agent for its expenses incurred in connection with the Offering up to $25,000. The Letter Agreement contains customary representations, warranties, covenants and indemnification of the Placement Agent by the Company.

The Company expects to receive aggregate net proceeds, after deducting placement agent fees and other estimated expenses related to the Offering, in the amount of approximately $12.2 million. Mr. Ellis Landau, a director of the Company, is expected to purchase 100,000 Shares in the Offering. The Company has agreed to indemnify Mr. Landau against certain liabilities that may arise in connection with the Offering.

The Company intends to use the net proceeds from the Offering for general corporate purposes, including Phase One of its planned expansion of Bronco Billy's Casino and Hotel in Cripple Creek, Colorado. Phase One includes exercising its options to purchase the Imperial Hotel and certain parcels of land adjacent to Bronco Billy's, and building a 286-space parking garage. Phase One also includes completing the refurbishment of the Imperial Hotel and refurbishing and re-opening the Imperial Casino, which the Company has the option to either lease or purchase.

The Placement Agent and its affiliates may have provided to the Company and its affiliates in the past, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

The Offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-222390), which was declared effective by the Securities and Exchange Commission (the "SEC") on January 12, 2018, the base prospectus dated January 2, 2018, and a preliminary prospectus supplement filed with the SEC on March 22, 2018, pursuant to Rule 424(b) under the Securities Act of 1933, as amended. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the full text of the Letter Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

A copy of the opinion of Greenberg Traurig, LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached to this Current Report on Form 8-K as Exhibit 5.1.

Item 7.01. Regulation FD Disclosure.

On March 22, 2018, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 hereto.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits

	No.	Description
	5.1	Opinion of Greenberg Traurig, LLP.
	10.1	Letter Agreement, dated as of March 19, 2018, by and between Union Gaming Securities LLC and Full House Resorts, Inc.
	23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
	99.1	Press Release dated March 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: March 22, 2018	/s/ Lewis A. Fanger
Lewis A. Fanger, Senior Vice President, Chief Financial Officer & Treasurer